Exhibit 4.14

English Translation for Reference

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

POWER OF ATTORNEY

I, Peng Ge, a citizen of the People’s Republic of China (the “PRC”) with the Chinese ID card No.: [*], is the shareholder of Fanhua RONS (Beijing) Technologies Co., Ltd. (“RONS Technologies”), holding 100% equity interest of RONS Technologies. I hereby irrevocably appoint Beijing Fanlian Investment Co., Ltd. (“Fanlian Investment”) to exercise the following rights during the term of this Power of Attorney:

I hereby authorize the person designated by Fanlian Investment which it thinks fit to represent me with full power to exercise all voting rights of shareholder to which I shall be entitled in accordance with PRC laws and RONS Technologies Articles at shareholders’ meetings of RONS Technologies, including but not limited to the right to sell or transfer any or all of my equity interest in RONS Technologies, to vote on all important matters of RONS Technologies as my authorized representative at its shareholders’ meetings, and to elect and appoint the directors and officers of RONS Technologies, etc. I will issue a power of attorney to the person designated by Fanlian Investment from time to time as per its request so as to facilitate the designee with full power to exercise all voting rights of shareholder at shareholders’ meetings of RONS Technologies on my behalf.

If Fanlian Investment designates me to attend a shareholders’ meeting of RONS Technologies, I promise that I will exercise the voting rights of shareholder according to the instructions of Fanlian Investment.

During the validly existing period of RONS Technologies and within the term of the Loan Agreement executed by myself and Fanlian Investment, this Power of Attorney shall have a term of ten (10) years from the execution date of this Power of Attorney.

Signatory:	/s/ Peng Ge
Peng Ge

Date:	July 1, 2022